Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On August 12, 2024, Baxter International Inc. (the “Company”) entered into an Equity Purchase Agreement (as may be amended, amended and restated or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”) with certain affiliates of Carlyle Group Inc. (“Carlyle”), pursuant to which the Company agreed to sell its Kidney Care business (“Vantive”) to Carlyle (the “Transaction”). On January 31, 2025, the Company completed the sale of Vantive for an aggregate purchase price of $3.80 billion in cash, subject to certain closing cash, working capital and debt adjustments. After giving effect to the adjustment mechanisms in the Purchase Agreement, the Company received approximately $3.71 billion in cash with the net after-tax cash proceeds currently estimated to be approximately $3.4 billion. The Company accounted for Vantive as a discontinued operation in accordance with Accounting Standards Codification 205-20, Discontinued Operations (“ASC 205”).
In connection with the Transaction, the Company will provide and receive certain transition services pursuant to the terms of several agreements entered into between the Company and Vantive. The primary agreements include (1) the Manufacturing and Supply Agreement (the “MSA”), (2) the Funding Agreement, (3) the Transition Services Agreement (the “TSA”), (4) the Distributions Agreement and (5) the Long-Term Master Services Agreement, (collectively referred to as the “Transition Agreements”). The Transaction Accounting Adjustments reflect the impact of the Transition Agreements in the unaudited proforma financial information. Refer to Notes 1 and 2 below for the expected impacts of these pro forma adjustments.
The unaudited pro forma condensed consolidated financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated financial information reflects pro forma adjustments applied to the Company’s historical financial results as reported under generally accepted accounting principles in the United States (“GAAP”) to present the impacts of the Transaction and the Transition Agreements as if they had been effective as of the dates indicated.
The unaudited pro forma condensed consolidated financial information is presented as follows:
•The unaudited pro forma condensed consolidated balance sheet as of September 30, 2024 presents the Company’s consolidated financial position after giving pro forma effect to the sale of Vantive as if the Transaction and Transition Agreements had been effective on September 30, 2024.
•The unaudited pro forma condensed consolidated statement of income (loss) for the nine months ended September 30, 2024 presents the Company’s results of operations through income from continuing operations as if the Transaction and Transition Agreements had been effective as of January 1, 2023. Vantive has been presented as a discontinued operation in the historical financial statements for the nine-month period ended September 30, 2024.
•The unaudited pro forma condensed consolidated statement of income (loss) for the year ended December 31, 2023 presents the Company’s results of operations through income from continuing operations as if the Transaction and Transition Agreements had been effective as of January 1, 2023. The unaudited pro forma condensed consolidated statements of income (loss) for the years ended December 31, 2023, 2022 and 2021 reflect the effects of disposition of Vantive as a discontinued operation in accordance with ASC 205.
The unaudited pro forma condensed consolidated financial information presented below has been derived from the Company’s historical consolidated financial statements. While the historical consolidated financial statements reflect the past financial results of the Company, the unaudited pro forma condensed consolidated financial information is included for informational purposes only and is intended to illustrate how the Transaction and Transition Agreements might have affected the historical consolidated financial statements had they been completed as of the dates indicated. The unaudited pro forma condensed consolidated financial information also should not be considered representative of the Company’s future financial position or results of operations. The actual financial position and results of operations may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors.
The unaudited pro forma adjustments and related assumptions are described in the accompanying notes to the unaudited pro forma condensed consolidated financial information. The assumptions used and pro forma adjustments are based on preliminary estimates and currently available information. However, any of the factors underlying the estimates and assumptions used in preparing the unaudited pro forma condensed consolidated financial information may change or prove to be materially different.
The unaudited pro forma condensed consolidated financial information should be read in connection with:
•the Company’s historical unaudited interim condensed consolidated financial statements, the accompanying notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, as filed with the U.S. Securities and Exchange Commission (“SEC”) on November 12, 2024; and
•the Company’s historical audited consolidated financial statements, the accompanying notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 8, 2024.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2024
(in millions, except share information)

	As Reported (1)	Vantive (Discontinued Operations)		Continuing Operations	Transaction Accounting Adjustments		Pro Forma
Current assets:
Cash and cash equivalents	$1,420	$373	1B	$1,793	$3,714	1D	$5,507
Accounts receivable, net	1,729	—		1,729	—		1,729
Inventories	2,103	—		2,103	—		2,103
Prepaid expenses and other current assets	720	—		720	(30)	1C, 1F	690
Current assets of discontinued operations	2,892	(2,892)	1A, 1B	—	—		—
Total current assets	8,864	(2,519)		6,345	3,684		10,029
Property, plant and equipment, net	2,833	14	1C	2,847	—		2,847
Goodwill	5,783	—		5,783	—		5,783
Other intangible assets, net	5,449	—		5,449	—		5,449
Operating lease right-of-use assets	327	—		327	—		327
Other non-current assets	886	—		886	85	1C, 1F, 1I	971
Non-current assets of discontinued operations	2,534	(2,534)	1A, 1C	—	—		—
Total assets	$26,676	$(5,039)		$21,637	$3,769		$25,406
Current liabilities:
Current maturities of long-term debt and finance lease obligations	$2,498	$—		$2,498	$—		$2,498
Accounts payable	841	—		841	—		841
Accrued expenses and other current liabilities	1,772	—		1,772	379	1C, 1E, 1F, 1I	2,151
Current liabilities of discontinued operations	1,089	(1,089)	1A	—	—		—
Total current liabilities	6,200	(1,089)		5,111	379		5,490
Long-term debt and finance lease obligations, less current portion	10,437	—		10,437	19	1C	10,456
Operating lease liabilities	259	—		259	—		259
Other non-current liabilities	1,263	—		1,263	322	1C, 1F, 1G	1,585
Non-current liabilities of discontinued operations	575	(575)	1A	—	—		—
Total liabilities	18,734	(1,664)		17,070	720		17,790
Commitments and contingencies
Equity:
Common stock $1 par	683	—		683	—		683
Common stock in treasury, at cost	(11,084)	—		(11,084)	30	1I	(11,054)
Additional contributed capital	6,391	—		6,391	(24)	1I	6,367
Retained earnings	15,529	(3,375)	1J	12,154	2,992	1J	15,146
Accumulated other comprehensive loss	(3,647)	—		(3,647)	51	1H	(3,596)
Total Baxter stockholders’ equity	7,872	(3,375)		4,497	3,049		7,546
Noncontrolling interests	70	—		70	—		70
Total equity	7,942	(3,375)		4,567	3,049		7,616
Total liabilities and equity	$26,676	$(5,039)		$21,637	$3,769		$25,406
The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial information.
(1) The As Reported column reflects the presentation of Vantive as a discontinued operation consistent with the presentation in the historical financial statements of the Company.

Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)
For the Nine Months Ended September 30, 2024
(in millions, except per share data)

	As Reported (1)	Transaction Accounting Adjustments		Pro Forma
Net sales	$7,883	$268	2L, 2O	$8,151
Cost of sales	4,858	264	2L	5,122
Gross margin	3,025	4		3,029
Selling, general and administrative expenses	2,206			2,206
Research and development expenses	379			379
Other operating (income) expense, net	(9)	(134)	2M	(143)
Operating income	449	138		587
Interest expense, net	251			251
Other (income) expense, net	(34)			(34)
Income (loss) from continuing operations before income taxes	232	138		370
Income tax expense (benefit)	70	25	2N	95
Income (loss) from continuing operations	162	113		275
Less: Net income attributable to noncontrolling interests included in continuing operations	—			—
Net income (loss) from continuing operations attributable to Baxter stockholders	162	113		275
Income (loss) from continuing operations per common share
Basic	$0.32			$0.54
Diluted	$0.32			$0.54
Weighted-average number of shares outstanding
Basic	509			510
Diluted	511			511
The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial information.
(1) The As Reported column reflects the presentation of Vantive as a discontinued operation consistent with the presentation in the historical financial statements of the Company.

Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)
For the Year Ended December 31, 2023
(in millions, except per share data)

	As Reported	Vantive (Discontinued Operations) (2K)	Continuing Operations	Transaction Accounting Adjustments		Pro Forma
Net sales	$14,813	$(4,453)	$10,360	$377	2L, 2O	$10,737
Cost of sales	9,838	(3,628)	6,210	372	2L	6,582
Gross margin	4,975	(825)	4,150	5		4,155
Selling, general and administrative expenses	3,946	(993)	2,953	—		2,953
Research and development expenses	667	(149)	518	—		518
Other operating (income) expense, net	(28)	—	(28)	(192)	2M	(220)
Operating income	390	317	707	197		904
Interest expense, net	442	(3)	439	—		439
Other (income) expense, net	51	(25)	26	(3)	2P	23
Income (loss) from continuing operations before income taxes	(103)	345	242	200		442
Income tax expense (benefit)	(34)	95	61	42	2N	103
Income (loss) from continuing operations	(69)	250	181	158		339
Less: Net income attributable to noncontrolling interests	7	(7)	—	—		—
Net income (loss) from continuing operations attributable to Baxter stockholders	$(76)	$257	$181	$158		$339
Income (loss) from continuing operations per common share
Basic	$(0.15)					$0.67
Diluted	$(0.15)					$0.67
Weighted-average number of shares outstanding
Basic	506					507
Diluted	506					508
The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)
For the Year Ended December 31, 2022
(in millions, except per share data)

	As Reported		Vantive (Discontinued Operations) (2K)	Continuing Operations
Net sales	$14,506		$(4,449)	$10,057
Cost of sales	9,440		(2,932)	6,508
Gross margin	5,066		(1,517)	3,549
Selling, general and administrative expenses	3,859		(762)	3,097
Research and development expenses	602		(152)	450
Goodwill impairment	2,812		—	2,812
Other operating (income) expense, net	36		(1)	35
Operating income	(2,243)		(602)	(2,845)
Interest expense, net	395		(1)	394
Other (income) expense, net	12		(3)	9
Income (loss) from continuing operations before income taxes	(2,650)		(598)	(3,248)
Income tax expense (benefit)	4	(139)	(139)	(135)
Income (loss) from continuing operations	(2,654)		(459)	(3,113)
Less: Net income attributable to noncontrolling interests	12		(11)	1
Net income (loss) attributable to Baxter stockholders	$(2,666)		$(448)	$(3,114)
Income (loss) from continuing operations per common share
Basic	$(5.29)			$(6.18)
Diluted	$(5.29)			$(6.18)
Weighted-average number of shares outstanding
Basic	504			504
Diluted	504			504
The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial information.

Baxter International Inc. Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)
For the Year Ended December 31, 2021
(in millions, except per share data)

	As Reported	Vantive (Discontinued Operations) (2K)	Continuing Operations
Net sales	$12,146	$(4,682)	$7,464
Cost of sales	7,426	(3,025)	4,401
Gross margin	4,720	(1,657)	3,063
Selling, general and administrative expenses	2,845	(782)	2,063
Research and development expenses	531	(162)	369
Other operating (income) expense, net	(6)	—	(6)
Operating income	1,350	(713)	637
Interest expense, net	193	(3)	190
Other (income) expense, net	41	(23)	18
Income from continuing operations before income taxes	1,116	(687)	429
Income tax expense	83	(115)	(32)
Income (loss) from continuing operations	1,033	(572)	461
Net income attributable to noncontrolling interests	11	(10)	1
Net income (loss) attributable to Baxter stockholders	1,022	(562)	460
Income (loss) from continuing operations per common share
Basic	$2.04		$0.92
Diluted	$2.01		$0.91
Weighted-average number of shares outstanding
Basic	502		502
Diluted	508		508
The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial information.

Baxter International Inc.
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information
Note 1. Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet
The following adjustments have been reflected in the unaudited pro forma condensed consolidated balance sheet:
Removal of Historical Discontinued Operations
A.Reflects the disposition of the current and non-current assets and liabilities of Vantive, which are reflected as current and non-current assets and liabilities of discontinued operations, respectively, in the Company’s historical balance sheet as of September 30, 2024.
B.Reflects the adjustment to transfer excess cash and cash equivalents of $373 million, to continuing operations as a result of a reduction to Vantive’s estimated closing cash balance from $658 million as of September 30, 2024, to $285 million as calculated in the Estimated Closing Statement (as defined in the Purchase Agreement).
C.Reflects the impacts of the embedded lease arrangement as part of the MSA agreement. The arrangements contain embedded leases for certain dedicated and shared capacity equipment. As a result of these arrangements, the following impacts are recorded under Accounting Standards Codification 842-40 Leases:
•Reclassification of $14 million property, plant and equipment, net from discontinued operations to continuing operations
•Recognition of embedded lease resulting in an impact of $13 million on total assets and $29 million in total liabilities
Transaction Accounting Adjustments
D.Reflects the cash proceeds of $3.71 billion realized from the sale of Vantive at the closing of the Transaction after considering the adjustments pursuant to the terms of the Purchase Agreement.

(in millions)
Purchase Price (as defined in the Purchase Agreement)	$3,830
Estimated Cash Adjustment (Seller Disclosure Letter)[1]	169
Estimated Net Working Capital Adjustment	(49)
Estimated Indebtedness at Closing	(236)
Total Closing Cash Consideration	$3,714
1 The Estimated Cash Adjustment of $169 million represents the difference between the estimated closing cash of $285 million as calculated in the Estimated Closing Statement (as defined in the Purchase Agreement) and the minimum cash of $116 million (as contemplated in the Purchase Agreement).
E.Reflects the transaction costs incurred through the closing of the Transaction. Subsequent to September 30, 2024, the Company incurred additional non-recurring costs of approximately $82 million to complete the Transaction. These costs primarily relate to the transaction advisory, legal and professional fees. This adjustment is not reflected in the unaudited pro forma condensed consolidated statements of income as the impacts of the transaction costs are included in discontinued operations.
F.Reflects the estimated tax impact of the Transaction which includes $32 million reduction of prepaid tax presented in prepaid expenses and other current assets, $79 million of non-current income tax receivable presented in other non-current assets, $292 million of estimated current income tax payable, presented in accrued expenses and other current liabilities and $181 million of deferred tax liability and indemnification liability due to the recognition of the taxable gain resulting from the Transaction presented in other non-current liabilities (comprised of a

$114 million increase in deferred tax liability and $67 million increase in indemnification liability). The tax impact of the Transaction is still being analyzed and has not been finalized; accordingly, the tax adjustments may differ from the results reflected herein.
G.Reflects the impact of recording a liability of $133 million related to the Funding Agreement. As part of the Funding Agreement entered into as part of the Transaction, Baxter has agreed to reimburse Vantive on qualifying capital expenditures equal to or greater than $80 million and up to a maximum amount of $133 million that are incurred on or before December 31, 2027. Management has determined that it is probable that Vantive will incur the maximum amount of qualifying capital expenditures subject to reimbursement from the Company through the Funding Agreement. As a result, the Company has reflected $133 million as its best estimate of its reimbursement obligation.
H.Reflects the effect of the release of accumulated other comprehensive income (loss) to retained earnings as a result of the substantial liquidation of certain foreign entities in connection with the Transaction.
I.Reflects the adjustment for the accelerated vesting of Restricted Stock Units (“RSUs”) for active non-retirement-eligible Vantive employees upon closing of the Transaction in accordance with the terms of the Purchase Agreement. The net impacts of $30 million in Treasury stock represents the shares of common stock from treasury stock issued upon the occurrence of the related vesting. This amount includes $37 million presented in additional contributed capital, offset with $7 million for the value of shares withheld for taxes to be paid, presented in accrued expenses and other current liabilities. This also reflects an adjustment of $8 million as a reduction to deferred tax asset presented as other non-current assets, and an adjustment of $4 million as a reduction to accrued income taxes presented as accrued expenses and other current liabilities, with the offset to retained earnings as a result of the vesting of shares.
The impact associated with the awards that are subject to the accelerated vesting and modification provisions not been reflected in the historical financial statements. The net impact of stock based compensation expense and related income tax benefit are reflected in retained earnings in the amount of $10 million. This includes $13 million of stock based compensation reflected in additional paid in capital offset with $3 million deferred tax asset reflected in other non-current assets. This adjustment is not reflected in the unaudited pro forma condensed consolidated statements of income as the impacts of the acceleration and modification provision are included in discontinued operations.
J.Reflects the effect on total equity of the adjustments described in notes (A) through (I) above. In addition, the calculation below also reflects the estimated post-tax loss on sale attributable to the Transaction, the tax impact of the Transaction, and the accelerated vesting of RSUs. The estimated pro forma loss on the sale of disposal group of $10 million has not been reflected in the unaudited pro forma condensed consolidated statements of income as this amount pertains to discontinued operations.

(in millions)
Cash proceeds received at the closing of the Transaction (see 1D above)	$3,714
Estimated Transaction Accounting Adjustments (see table below)	(722)
Net assets of Vantive (discontinued operations) as of September 30, 2024 (see 1A to 1C above)	(3,375)
Pro forma net loss on Transaction and other impacts on total equity	$(383)

(in millions)
Embedded lease arrangement (see 1C above)	$(16)
Transaction costs (see 1E above)	(82)
Estimated tax impact (see 1F above)	(426)
Funding Arrangement (see 1G above)	(133)
Accumulated other comprehensive income (loss) (see 1H above)	(51)
Acceleration of RSUs (see 1I above)	(14)
Estimated Transaction Accounting Adjustments (see above)	$(722)
Note 2. Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Income (Loss)
The following adjustments have been reflected in the unaudited pro forma condensed consolidated statements of income (loss):
K.Reflects the disposition of the operations of Vantive as a discontinued operation in accordance with ASC 205.
L.Reflects the effects of the MSA that the Company and Vantive have entered into in connection with the Transaction. The impact of the MSA is outlined in the table below:

(in millions)	MSA (1)	Reverse MSA (2)	Total
For the nine months ended September 30, 2024
Net sales	$271	$—	$271
Cost of sales	249	15	264

For the year ended December 31, 2023
Net sales	$382	$—	$382
Cost of sales	352	20	372
(1) Under the MSA, the Company will provide Vantive with certain dialysis-related products, other products, product components and fulfillment services for a period spanning from 3 months to 10 years post-closing of the Transaction (with certain extension rights as provided therein), resulting in incremental net sales and cost of sales for the Company. Historically, the Company has recorded this manufacturing and supply activity as intercompany transactions that were eliminated in consolidations, however, under the terms of the MSA, the Company will record such transactions in net sales with corresponding increases in cost of sales. The adjustments to cost of sales are based on the historical value of production costs, and the adjustments to net sales are based on the cost of sales plus the agreed-upon incremental markup under the MSA.
(2) Under the MSA, the Company will purchase certain dialysis-related products, other products, product components and fulfillment services from Vantive for a period spanning from 6 months to 10 years post-closing of the Transaction (with certain extension rights as provided therein), referred to in the table above as the “Reverse MSA,” resulting in an increase to cost of sales for the Company. The adjustment represents the incremental markup on the MSA. The production costs are already included in the historical financial statements.
M.Reflects the effects of (i) the TSA, (ii) the provision of managed services by the Company to Vantive pursuant to a statement of work under the MSA (the “MSA Managed Services SOW”), (iii) the provision of warehousing services by the Company to Vantive pursuant to a statement of work under the MSA (the “MSA Warehousing Services SOW”), and (iv) the Distribution Agreement. The impact of each agreement is outlined in the table below.

(in millions)	TSA (1)	MSA Managed Services SOW (2)	MSA Warehousing Services SOW (3)	Distribution Agreement (4)	Total
For the nine months ended September 30, 2024
Other operating (income) expense, net	$73	$23	$33	$5	$134

For the year ended December 31, 2024
Other operating (income) expense, net	$106	$35	$43	$8	$192
(1) Under the TSA, the Company will provide Vantive certain services on a transitional basis post-closing of the Transaction, including IT applications and support, finance, human resources, research & development, quality assurance, supply chain, legal, regulatory affairs, real estate and commercial support, resulting in an increase in other operating (income) expense, net. The adjustments to other operating (income) expense, net are based on historical service costs plus the agreed-upon incremental markup under the TSA. The services to be provided under the TSA range from 2 to 30 months post-closing of the Transaction (with certain extension rights as provided therein).
(2) Under the MSA Managed Services SOW, the Company will perform replenishment freight services for Vantive for a period spanning from 8 months to 3 years post-closing of the Transaction, resulting in an increase in other operating (income) expense, net. The adjustments to other operating (income) expense, net are based on historical service costs and there is no incremental markup.
(3) Under the MSA Warehousing Services SOW, the Company will perform warehousing and transportation services for Vantive for a period spanning from 8 months to 3 years post-closing of the Transaction, resulting in an increase in other operating (income) expense, net. The adjustments to other operating (income) expense, net are based on historical service costs plus the agreed-upon incremental markup under the Warehousing Services Agreement.
(4) Under the Distribution Agreement, the Company will supply certain products to Vantive (for distribution by Vantive to its customers) for a period spanning from 1 to 4 years post-closing of the Transaction, resulting in an increase in other operating (income) expense, net. The adjustments to other operating (income) expense, net are based on historical service costs and there is no incremental markup.
N.Reflects the income tax effect of the pro forma adjustments, calculated using the applicable statutory tax rates in effect within the respective tax jurisdictions during the periods presented. The estimated blended federal and state/global statutory income tax rate is 18.4% for the period ended September 30, 2024 and 20.8% for the year ended December 31, 2023.
O.Reflects the effects of payment for net investment in an embedded sales type lease under the MSA, which results in a $3 million and $5 million reduction to net sales for the periods ended September 30, 2024, and December 31, 2023, respectively. All other impacts of embedded lease arrangements are not significant.
P.Reflects the tax adjustment related to certain jurisdictions where the Company was unable to separate the Vantive business prior to closing of the Transaction, which results in the Company continuing to support the operations of the Vantive business in those jurisdictions (such jurisdictions the “Deferred Markets”). The taxes related to certain Deferred Markets are included in the historical financials in income tax (benefit) expense. The pro forma adjustment is related to the reimbursement by Vantive of taxes related to the Deferred Markets and will be recognized as other (income) expense, net.